Exhibit 99.1

Annual Shareholder Meeting June 19, 2008

AGENDA Overview - Judd Berlin, CEO Financial Update - Bill Johnson, Controller Rader, Fishman and Grauer PLLC Law Firm - Thomas E. Bejin Q&A Business Portion of the Meeting / Wrap-Up

COMPANY OVERVIEW Previously contract manufacturer of topical patches. Sold electrode and hydrogel assets in 2000. Ceased manufacturing operations in 2004. Currently an intellectual property licensing and holding company. Overview - Judd Berlin

ASSETS IN THE BUSINESS Cash of approximately $800,000 (March 08). Intellectual Property Portfolio. A Royalty-Generating License Agreement with Novartis. A Net Operating Loss Carry-forward. A publicly-traded entity. Overview - Judd Berlin

INTELLECTUAL PROPERTY PORTFOLIO Issued Patents - 18 U.S. and 42 International. Applications Pending - 4 U.S. and 2 International. Patents cover a wide range of indications. Two new patent applications cover: Child-Proof/Pet-Proof Hand Sanitizing Patch Duration of critical patents is 5-15 years. Patents cover a wide range of indications. Most important patents relate to Hydrogel Transdermal Drug Delivery Technology. Overview - Judd Berlin

'263 PATENT RE-EXAMINATION PROCESS In December 2000 the Company undertook a process to have its flagship patent based on its hydrogel technology re- examined. The purpose of the re-examination was to expand its claims related to the patent. The re-examination process took a substantial amount of time due to their thorough review of all past and added new claims. While the Company believed competitors were infringing on this patent, it was precluded from taking any enforcement action while the patent was in re-examination. In April 2007 the Company received a re-examination certificate expanding its claims. Overview - Judd Berlin

PATENT ENFORCEMENT The Company believes several parties have infringed on its intellectual property. Engaging a respected law firm that would represent us in these matters took considerable time and effort. As mentioned earlier, we are pleased to have engaged Rader, Fishman last Monday (June 16) to represent us in connection with our Intellectual Property. Overview - Judd Berlin

NOVARTIS LICENSING AGREEMENT Supply and Licensing Agreement in 2004. Supply portion ended in late 2004. Novartis has exclusive license for Vapor Patches for life of patent (approximately 5.5 years). Then, perpetual paid-up license. Novartis obligated to pay royalty starting January 2005. In June 2006, Novartis had a nationwide recall on its Triaminic vapor patch products due to accidental ingestion. To address recall, introduced patch with aversive agent. Novartis is back on the market and has introduced an adult patch as well in July 2007. Overview - Judd Berlin

SUMMARY Continue to support Novartis Agreement and look for other similar opportunities. Protect and capitalize on our Intellectual Property Portfolio. Explore opportunities to capitalize on the other assets of the business. Overview - Judd Berlin

Financial Overview - Bill Johnson

Financial Overview - Bill Johnson

Financial Overview - Bill Johnson